TALISMAN ENERGY FILES YEAR END OIL AND GAS DISCLOSURE

CALGARY, Alberta – March 25, 2004 – Talisman Energy Inc. today filed with Canadian securities authorities its Annual Information Form for the year ended December 31, 2003, including disclosure and reports relating to reserves data and other oil and gas information pursuant to National Instrument 51-101.  Copies of the filed documents may be obtained through www.sedar.com, Talisman’s website www.talisman-energy.com or by emailing the Company at tlm@talisman-energy.com.

Talisman Energy Inc. is a large, independent oil and gas producer with operations in Canada and, through its subsidiaries, the North Sea, Indonesia, Malaysia, Vietnam, Algeria and the United States.  Talisman's subsidiaries also conduct business in Trinidad, Colombia and Qatar.  Talisman has adopted the International Code of Ethics for Canadian Business and is committed to maintaining high standards of excellence in corporate citizenship and social responsibility wherever its business is conducted.  Talisman's shares are listed on the Toronto Stock Exchange in Canada and the New York Stock Exchange in the United States under the symbol TLM.

For further information, please contact:

David Mann, Senior Manager, Corporate &

Investor Communications

Phone: 403-237-1196

Fax: 403-237-1210

E-mail: mailto:tlm@talisman-energy.com

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